 Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095
Telephone:  801-253-1600 • Fax:  801-253-1688
 PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	February 21, 2013
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com

MERIT MEDICAL REPORTS RECORD REVENUES
FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2012
AND GIVES SALES AND EARNINGS GUIDANCE FOR 2013

Revenues Up 12% for the Quarter and 10% for the Year

SOUTH JORDAN, UTAH- Merit Medical Systems, Inc. (Nasdaq:MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology, radiology and endoscopy, today announced record revenues of $102.2 million for the quarter ended December 31, 2012, an increase of 12% over revenues of $91.1 million for the quarter ended December 31, 2011. Revenues for the year ended December 31, 2012 were a record $394.3 million, an increase of 10% over revenues of $359.4 million for the year ended December 31, 2011. Revenues from Merit's core business grew 10% and 9% for the quarter and year ended December 31, 2012, respectively, compared to the corresponding periods of 2011. Revenues related to Merit's recent acquisition of Thomas Medical Products Inc. (“Thomas Medical”) from a division of GE Healthcare were $1.9 million for the last twelve days of December 2012.
Merit's non-GAAP net income for the quarter ended December 31, 2012 was $6.2 million, or $0.15 per share, compared to $7.4 million, or $0.18 per share, for the quarter ended December 31, 2011. Merit's non-GAAP net income for the year ended December 31, 2012 was $30.8 million, or $0.72 per share, compared to $30.9 million, or $0.78 per share, for the year ended December 31, 2011.
GAAP net income for the quarter ended December 31, 2012 was $641,000, or $0.01 per share, compared to $5.0 million, or $0.12 per share, for the fourth quarter of 2011. GAAP net income for the year ended December 31, 2012 was $19.7 million, or $0.46 per share, compared to $23.0 million, or $0.58 per share, for the year ended December 31, 2011. The decrease in GAAP net income for the quarter and year ended December 31, 2012 was primarily due to $2.2 million, net of tax, for non-recurring costs related to the acquisition of Thomas Medical and $1.5 million for a capital loss related to an investment in a privately-held company.
Gross profits for the fourth quarter of 2012 were 44.5% of sales, compared to 46.3% of sales for the fourth quarter of 2011. Gross profits improved to 46.2% of sales for the year ended December 31, 2012, compared to 46.0% of sales for the year ended December 31, 2011. Merit's gross margins would have been 45.3% and 46.4% of sales for the three- and twelve-month periods ended December 31, 2012, respectively, excluding the non-recurring Thomas Medical acquired inventory mark-up costs of $831,000 for both the quarter and year ended December 31, 2012. The decrease in gross margins for the fourth quarter of 2012, when compared to the corresponding period of 2011, was primarily the result of higher standard costs resulting from lower production volumes for the fourth quarter of 2012.
    "The fourth quarter of 2012 was a very busy quarter for Merit as we conducted due diligence, acquired Thomas Medical and initiated the transition process," said Fred P. Lampropoulos, Merit's Chairman and Chief Executive Officer. "Additionally, we prepared for the implementation of the new medical device tax.”
“All in all we had a very good sales year while we invested in a number of new products that we plan to introduce throughout the year,” Lampropoulos continued. “The basixTOUCH™, the most advanced inflation device Merit has ever produced, is scheduled to be available in the early second quarter of 2013 along with the PHD™ Hemostasis Valve. The TIO™, ONE Snare™ and peritoneal dialysis catheters have all been released in the past few weeks.”
“We have also invested in new business segments over the past year,” Lampropoulos said. “Recently we initiated sales of procedure packs which are produced in our Galway, Ireland facility. We also plan to complete our hypotube and advanced devices unit in Ireland and begin processing product in early April.”
“Despite the challenges of the device industry, Merit has added a stellar line of new products and acquired technology and capacity to take advantage of the opportunities that the disruptions and turmoil of the industry have presented,” Lampropoulos added.
For the quarter ended December 31, 2012, compared to the quarter ended December 31, 2011, Endotek sales rose 32%; catheter sales increased 19%; stand-alone device sales were up 11%; custom kit and tray sales increased 9%; embolotherapy device sales grew 6%; and inflation device sales rose 1%. For the year ended December 31, 2012, compared to the year ended December 31, 2011, Endotek sales rose 31%; stand-alone device sales increased 12%; catheter sales grew 10%; embolotherapy device sales rose 9%; custom kit and tray sales were up 3%; and inflation device sales grew 2%. Excluding decreased sales to an OEM customer, inflation device sales were up 6% for the year ended December 31, 2012.
Selling, general and administrative expenses were 32.7% and 31.0% of Merit's sales for the quarter and year ended December 31, 2012, respectively, compared with 30.8% and 29.1% of Merit's sales for the comparable periods of 2011, respectively. SG&A expenses would have been 30.1% and 30.3% of sales for the quarter and year ended December 31, 2012, respectively, if not for $2.7 million of non-recurring transaction costs attributable to the Thomas Medical acquisition for both the quarter and year ended December 31, 2012. Excluding these non-recurring expenses, the increase in SG&A expenses for the year ended December 31, 2012 was primarily related to the hiring of additional sales and marketing representatives, both domestically and internationally, to expand Merit's sales distribution efforts and pursue increased market share for new and existing products.
Research and development costs were 7.5% and 7.0% of sales for the quarter and year ended December 31, 2012, respectively, compared to 6.7% and 6.1% of sales for the corresponding periods of 2011, respectively. The increase was primarily due to headcount additions for Merit's research and development group to support new products and personnel increases in Merit's regulatory department to support product registrations in foreign countries as Merit expands its international sales distribution. In addition, acquired in-process research and development costs were 0.6% and 1.6% of sales for the year ended December 31, 2012 and 2011, respectively. During the year ended December 31, 2012, Merit spent approximately $2.5 million in acquired in-process research and development to purchase five new technologies.
Other expense for the quarter and year ended December 31, 2012 was approximately $2.5 million and $2.0 million, respectively, compared with other income of approximately $150,000 and other expenses of approximately $315,000, for the corresponding periods of 2011, respectively. The increase in other expense for the quarter and year ended December 31, 2012 primarily related to a loss of approximately $2.4 million of an investment in a privately-held company accounted for at cost. A realized gain on marketable securities of approximately $745,000 partially offset the investment loss for the year ended December 31, 2012.
Merit's effective income tax rates for the quarter and year ended December 31, 2012 were 65.3% and 28.6%, respectively, compared to 14.0% and 29.9% for the comparable periods of 2011, respectively. Absent the recognition of a deferred income tax valuation allowance of approximately $631,000 related to certain capital loss carry forwards, Merit's effective tax rates would have been 31.2% and 26.3% for the quarter and year ended December 31, 2012. The increase in the effective income tax rate for the fourth quarter of 2012, when compared to the same period of 2011, was primarily the result of a higher mix of U.S. income compared to Merit's foreign income, which is primarily due to Merit's Irish operations being taxed at a lower income tax rate than its U.S. operations. The decrease in the effective income tax rate for the year ended December 31, 2012, when compared to the corresponding period of 2011, was the result of a higher mix of foreign income, which is primarily due to Merit's Irish operations being taxed at a lower rate than its U.S. operations.
Merit generated $46.9 million in cash from operations for the year ended December 31, 2012, compared to $34.0 million for the year ended December 31, 2011.

2013 GUIDANCE
Based upon information currently available to Merit's management, Merit estimates that for the year ending December 31, 2013, absent extraordinary transactions, Merit's revenues will be in the range of $455-$465 million, an increase of approximately 15-18%, compared to revenues of $394.3 million for the year ended December 31, 2012. Also, based on information currently available to Merit's management, Merit estimates that, absent non-recurring transactions, Merit's GAAP earnings per share for 2013 will be in the range of $0.40-$0.46, compared to GAAP earnings per share of $0.46 for the year ended December 31, 2012, and non-GAAP earnings per share of $0.61-$0.67, excluding the acquired in-process research and development and the amortization of intangibles, net of tax.

CONFERENCE CALL
Merit invites all interested parties to participate in its fourth quarter and year-end conference call today, February 21st, 2013, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The domestic phone number is (877) 941-0843, and the international number is (480) 629-9866. A live webcast as well as a rebroadcast can be accessed through the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.
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BALANCE SHEET
(Unaudited in thousands)

	December 31, 2012	December 31, 2011

ASSETS
Current Assets
Cash and cash equivalents	$9,719	$10,128
Trade receivables, net	53,402	40,550
Employee receivables	169	154
Other receivables	2,672	1,750
Inventories	84,599	69,911
Prepaid expenses	4,133	3,775
Prepaid income taxes	1,250	883
Deferred income tax assets	4,976	3,704
Income tax refunds receivable	1,076	2,797
Total Current Assets	161,996	133,652

Property and equipment, net	234,803	179,140
Other intangibles, net	118,131	56,669
Goodwill	175,108	61,144
Deferred income tax assets	4,237	5,366
Marketable Securities		2,798
Other assets	11,034	8,248
Total Assets	$705,309	$447,017

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade payables	34,637	22,727
Accrued expenses	28,349	20,197
Current portion of long-term debt	10,000
Advances from employees	551	225
Income taxes payable	547	646
Total Current Liabilities	74,084	43,795

Deferred income tax liabilities	2,373	2,112
Liabilities related to unrecognized tax benefits	1,858	3,489
Deferred compensation payable	5,956	4,585
Deferred credits	2,980	1,984
Long-term debt	227,566	30,737
Other long-term obligation	8,915	3,226
Total Liabilities	323,732	89,928

Stockholders' Equity
Common stock	172,341	166,231
Retained earnings	210,418	190,708
Accumulated other comprehensive income (loss)	(1,182)	150
Total stockholders' equity	381,577	357,089
Total Liabilities and Stockholders' Equity	$705,309	$447,017

INCOME STATEMENT
(Unaudited, in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 30,
	2012	2011	2012	2011

SALES	$102,231	$91,092	$394,288	$359,449

COST OF SALES	56,768	48,947	212,296	193,981

GROSS PROFIT	45,463	42,145	181,992	165,468

OPERATING EXPENSES
Selling, general and administrative	33,468	28,028	122,106	104,502
Research and development	7,665	6,091	27,795	21,938
Acquired in-process research and development		2,400	2,450	5,838
Total	41,133	36,519	152,351	132,278

INCOME FROM OPERATIONS	4,330	5,626	29,641	33,190

OTHER INCOME (EXPENSE)
Interest income	50	77	226	129
Interest expense	(252)	(34)	(604)	(789)
Other income (expense)	(2,278)	107	(1,645)	345
Total other income (expense) - net	(2,480)	150	(2,023)	(315)

INCOME BEFORE INCOME TAX EXPENSE	1,850	5,776	27,618	32,875

INCOME TAX EXPENSE	1,209	806	7,908	9,831

NET INCOME	$641	$4,970	$19,710	$23,044

EARNINGS PER SHARE-
Basic	0.02	0.12	0.47	0.59

Diluted	0.01	0.12	0.46	0.58

AVERAGE COMMON SHARES-
Basic	42,442	41,949	42,176	39,086

Diluted	42,830	42,410	42,610	39,733

Although Merit's financial statements are prepared in accordance with accounting principles which are generally accepted in the United States of America (“GAAP”), Merit's management believes that certain non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of Merit's ongoing operations and can be useful for period-over-period comparisons of such operations. The following table sets forth supplemental financial data and corresponding reconciliations to GAAP financial statements for the three- and twelve-month periods ended December 31, 2012 and 2011. Readers should consider these non-GAAP measures in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all, items that affect Merit's net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Non-GAAP ADJUSTMENTS
GAAP net income	$641	$4,970	$19,710	$23,044

Acquisition costs	2,492		2,559	86
Severance	242		494
Fair value write-up of acquired inventory sold (a)	831	80	831	724
Long-term asset impairment charges (b)	116	44	143	103
Acquired in-process research and development		2,400	2,450	5,838
Amortization of intangible assets
Cost of sales	876	670	4,072	2,588
SG&A expenses	943	804	3,441	3,389
Loss on Capital Investment	2,368		2,368
FV adjustment to contingent considerations (c)	110		480
Income tax effect of reconciling items (d)	(3,032)	(1,519)	(6,398)	(4,837)
Tax effect on Capital loss (e)	631		631

Non-GAAP net income	$6,218	$7,449	$30,781	$30,935

Non-GAAP net income per share	$0.15	$0.18	$0.72	$0.78

Diluted shares used to compute Non-GAAP net income per share	42,830	42,410	42,610	39,733

Merit's non-GAAP income, after giving effect to the adjustments referenced in the preceding table, does not reflect stock-based compensation expense of approximately $463,000 and approximately $562,000 for the three months ended December 31, 2012 and 2011, respectively, and stock-based compensation of approximately $1.9 million and approximately $1.6 million for the year ended December 31, 2012 and 2011, respectively.

(a) Increase in cost of goods sold related to the mark-up of finished goods associated with Merit's acquisition of Thomas Medical
(b) Amounts represent abandoned patents
(c) Represents changes in the fair value of contingent consideration liabilities for recent acquisitions
(d) Reflects an estimated annual income tax rate of 38% on a non-GAAP basis
(e) Reflects the deferred income tax valuation allowance related to certain capital loss carry forwards

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 200 individuals. Merit employs approximately 2,750 people worldwide with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Malvern, Pennsylvania; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Copenhagen, Denmark; and Rockland, Massachusetts.
Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's forecasted revenues, net income, financial results or anticipated acquisitions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2011. Such risks and uncertainties include risks relating to Merit's potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through recent, proposed or future transactions; product recalls and product liability claims; expenditures relating to research, development, testing and regulatory approval or clearance of Merit's products and risks that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; compliance with governmental regulations and administrative procedures; potential restrictions on Merit's liquidity or its ability to operate its business by its current debt agreements; possible infringement of Merit's technology or the assertion that Merit's technology infringes the rights of other parties; the potential of fines, penalties, or other adverse consequences if Merit's employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; the effect of changes in tax laws and regulations in the United States or other countries; increases in the price of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit's suppliers, or failure of such suppliers to perform; fluctuations in Euro and GBP exchange rates; Merit's need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit's revenues among a few products and procedures; development of new products and technology that could render Merit's existing products obsolete; market acceptance of new products; volatility in the market price of Merit's common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit's Annual Report on Form 10-K for the year ended December 31, 2011 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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